Exhibit 99.1

NEWS

FOR RELEASE: August 5, 2004

Charter Communications Reaches Settlement
in Class Action and Derivative Lawsuits

ST. LOUIS - With the proposed settlement of a consolidated class action lawsuit and related shareholder derivative actions pending against it in state and federal courts, Charter Communications Inc. (Nasdaq: CHTR, Charter or the Company) will bring to a close the three major legal matters facing it since 2002 dealing with the Company's prior business practices.

On Thursday, August 5, 2004, Charter executed memoranda of understanding with lawyers representing the plaintiffs in 18 class action and derivative lawsuits, effectively ending litigation pending for two years. If the settlement is approved by the courts before which the suits are pending, Charter will pay current and former shareholders and their attorneys $144 million in cash and equity to settle claims about its accounting and business practices from late 1999 through 2001. The $64 million cash component of the settlement will be provided by Charter's insurance carriers.

On July 27, the United States Securities and Exchange Commission (SEC) concluded its two year investigation of Charter arising out complaints similar to those lodged in the civil lawsuits. As part of that settlement, Charter neither admitted nor denied any wrongdoing and the SEC assessed no fine against the Company. In the Settlement Agreement and Cease and Desist Order, Charter agreed to the entry of an administrative order prohibiting any future violations of United States securities laws.

"The settlement of the securities litigation effectively closes the books on these serious legal matters confronting the Company," Charter President and CEO Carl Vogel said. "We can now devote our complete and full attention to serving customers and growing revenues. We will also maintain our efforts to improve our debt structure in ways that will give us increased financial and operating flexibility," he said.

In July 2003, the Department of Justice decided not to charge the Company as part of an investigation into business practices at Charter during 2000 and 2001, most of which were the focus of the civil lawsuits that are now in the process of being settled. The Government's investigation did result in the indictment of four former Charter officers. Charter fully cooperated with the Department of Justice in the inquiry and was the recipient of rare public praise by both the United States Attorney and the chair of the Government's Corporate Fraud Task force for its "extraordinary" cooperation. No current officer or director of Charter is a target of the federal investigation.

The execution of the memoranda of understanding between Charter and attorneys for both the lead class action plaintiff and for the plaintiffs in pending shareholder derivative suits, is the first of several procedural steps that must be taken before the lawsuits are formally settled. The federal judge before whom the suits are pending must give preliminary approval to the settlement after final documentation is completed. The current and former shareholders who are affected by the settlement-the "class members" who bought Charter common stock between November 1999 and August 2002-must then be notified of its basic terms. Subsequently, the same federal judge will hear objections to the settlement, if any, before final approval is given. After final approval, the benefits of the settlement would then be distributed to the affected class members.

As part of the settlement, the Company will also commit to maintaining or implementing certain corporate governance measures. "We welcome any changes that will improve our corporate governance and are committed to operating our business consistent with the highest ethical standards," Vogel said. "This has been a focus of mine since I started at Charter," he said.

Both before and during the SEC investigation, Charter had conducted an internal review of its business practices. The Department of Justice, SEC and civil inquiries focused on business and accounting practices in 2000 and 2001. Virtually all of the senior business leadership during that period has been terminated or replaced.

As part of the settlement, all claims against Charter and its former and present officers and directors will be released. The $144 million Charter will pay in cash and equity will also cover the fees and expenses of plaintiffs' counsel. Although Charter's insurance carriers will contribute $64 million in cash as a key component of the settlement, Charter itself will not be required to make any cash payments. The balance will be paid in shares of Charter Class A common stock having an aggregate value of $40 million and ten year warrants to purchase shares of Class A common stock having an aggregate value of $40 million. The number of warrants to be issued will be computed as of the day the courts give final approval of the settlements. The settlement of the various state and federal lawsuits are conditioned upon, among other things, the parties' approval and execution of definitive settlement agreements and the approval of the settlements by the respective state and federal Courts.

About Charter Communications

Charter Communications, Inc., a broadband communications company, provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform via Charter Digital™ and Charter High-Speed™ Internet service. Charter also provides business-to-business video, data and Internet protocol (IP) solutions through Charter Business™. Advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at www.charter.com <<http://www.charter.com>>.

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Contact:

Dave Mack
303/323-1392